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                                    FORM N-8A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

              NOTIFICATION OF REGISTRATION PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

       The undersigned Investment Company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME: The Travelers Separate Account Ten for Variable Annuities

ADDRESS OF PRINCIPAL BUSINESS OFFICE: One Tower Square, Hartford, CT 06183

TELEPHONE NUMBER: (860) 277-0111

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

               Ernest J. Wright
               Secretary
               The Travelers Life and Annuity Company
               One Tower Square
               Hartford, CT 06183

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                        [X]  Yes                [  ]  No

       Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this Notification of Registration to be duly signed on behalf of the registrant in the City of Hartford and the State of Connecticut on the 30th day of June 1999.

                                     THE TRAVELERS SEPARATE ACCOUNT TEN
                                     FOR VARIABLE ANNUITIES

                                     By: The Travelers Life and Annuity Company

                                     By: *JAY S. BENET
                                        ---------------------------------------
                                        Jay S. Benet
                                        Senior Vice President, Chief Financial
                                          Officer
                                        Chief Accounting Officer and Controller

Attest:

*By: /s/Ernest J. Wright, Secretary
     Attorney in Fact